Exhibit 99.4

Execution Version

ITUI INTERNATIONAL INC.

ITUI HONGKONG LIMITED

BEIJING ITUI ONLINE NETWORK TECHNOLOGY CO., LTD.

BEIJING ITUI TECHNOLOGY CO., LTD.

THE PERSONS LISTED IN SCHEDULE I

MORNINGSIDE CHINA TMT SPECIAL OPPORTUNITY FUND, L.P.

AND

MORNINGSIDE CHINA TMT FUND III CO-INVESTMENT, L.P.

SERIES D PREFERRED SHARE PURCHASE AGREEMENT

DATED APRIL 2, 2020

THIS SERIES D PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 2, 2020 by and among:

(1)	Itui International Inc., a company incorporated and existing under the Laws of Cayman Islands (the “Company”);

(2)	Itui Hongkong Limited (香港小川科技有限公司), a company incorporated and existing under the Laws of Hong Kong (the “HK Subsidiary”);

(3)	Beijing Itui Online Network Technology Co., Ltd. (北京小川在线网络技术有限公司), a wholly foreign owned enterprise incorporated and existing under the Laws of the PRC (the “WFOE”);

(4)	Beijing Itui Technology Co., Ltd. (北京小川科技有限公司), a company incorporated and existing under the Laws of the PRC (the “Domestic Company”);

(5)	The individual and his holding company listed on Schedule I attached hereto (such individual, the “Management Founder”; such holding company, the “Management Founder Holdco”, together with the Management Founder, the “Key Holders”, and each a “Key Holder”); and

(6)	The entities listed on Schedule II attached hereto (collectively, the “Investors” and each an “Investor”).

RECITALS

WHEREAS:

A.            The Company holds 100% of the equity interest of the HK Subsidiary. LI Jinbo (李金波) owns 99% of the equity interest of the Domestic Company with the remaining 1% held by an Onshore Nominee (as defined below). Further particulars of the Group Companies are set out in Schedule III to this Agreement.

B.            The Group Companies will collectively engage in the business of mobile social network service based upon the operation of a series mobile applications and in-app Mini Programs including “最右” (the “Business”).

C.            The Company desires to issue and sell to the Investors and the Investors desire to, severally but not jointly, subscribe for and purchase from the Company a certain number of series D convertible redeemable preferred shares, par value US$0.0002 per share, of the Company (the “Series D Preferred Shares”) on the terms and conditions herein.

D.            The Investors will transfer certain Common Shares (as defined herein) of Xunlei held by the Investor to the Company as consideration for the issuance and sale of the Series D Preferred Shares by the Company to the Investors on the terms and conditions herein.

E.             Simultaneously with the Closing contemplated hereunder, the Company intends to issue and sell a certain number of Series D Preferred Shares to other concurrent Series D investors (the Investor, together with such other concurrent Series D investors, the “Series D Investors”, each a “Series D Investor”) in exchange for such number of Common Shares (as defined herein) of Xunlei held by such concurrent Series D Investors.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

1.1.          Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” means any notice, charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Balance Sheet Date” means January 31, 2020.

“Board” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or any public holidays, on which banks are ordinarily open for business in the Cayman Islands, Hong Kong and the PRC.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Overseas Special Purpose Companies (《关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》) issued by SAFE on July 4, 2014, and its amendment, interpretation and implementation rules promulgated by the SAFE from time to time.

“Common Shares” means the common share in the share capital of Xunlei of a par value of US$0.00025 each.

“Control” means the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, or by effective control whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlled” and “Control” have the meaning correlative to the foregoing.

“Control Documents” means the Exclusive Technical Support and Services Agreement (《独家技术支持与技术服务协议》) between the WFOE and the Domestic Company, dated December 8, 2014; the Restated Equity Pledge Agreement (《重述之股权质押合同》) among the WFOE, the Domestic Company, the Management Founder and the Onshore Nominee (as defined below) dated April 2, 2020; the Restated Exclusive Purchase Option Agreement (《重述之独家购买权合同》) among the WFOE, the Domestic Company, the Management Founder and the Onshore Nominee, dated January 25, 2019; the Proxy Agreement (《授权委托协议》) among the WFOE, the Management Founder and the Onshore Nominee dated January 25, 2019.

“Employee Share Option Plan” or “ESOP” shall mean the employee share option plan of the Company and such other arrangements, contracts, or plans as are recommended by management and approved by the Board, the Investors, and other parties in accordance with the Shareholders Agreement.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“Financial Statements” means collectively the unaudited balance sheets, income statements and statements of cash flow of the Group Companies (excluding the Company and HK Subsidiary) as of December 31, 2017, December 31, 2018, December 31, 2019 and for the first month in 2020 ended January 31, 2020.

“Group Companies” or “Group” means collectively the Company, the HK Subsidiary, the WFOE, the Domestic Company and each Subsidiary of the aforementioned entities and any other entity whose financial statements are consolidated with those of the Company in accordance with the PRC GAAP or the IFRS as approved by the Preferred Majority (as defined in the Shareholders Agreement) and are recorded on the books of the Company for financial reporting purposes (each a “Group Company”).

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, Hong Kong or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Hong Kong” means the Hong Kong Special Administrative Region of the People's Republic of China.

“IFRS” means the International Financial Reporting Standards.

“Indemnification Agreement” means the Indemnification Agreement in substantially the form attached hereto as Exhibit E.

“Intellectual Property” means any and all (a) registered and unregistered patents, patent rights and applications therefore, and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (d) URLs, domain names, web sites, web pages and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (f) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (g) trade names, trade dress, registered and unregistered trademarks, service marks, and registrations and applications therefor, and (h) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable governmental orders.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, Law, equity or otherwise.

“Management Rights Letter” means the Management Rights Letter in substantially the form attached hereto as Exhibit F.

“Morningside Observer” means the observer that the Investors are entitled to appoint to the Board of the Company pursuant to this Agreement and the Restated Articles.

“NASDAQ” means The NASDAQ Global Select Market.

“Onshore Nominee” means WANG Minjun (王敏军), a PRC citizen, whose ID number is 140426199001175214.

“Permit” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any person, including any Governmental Authority.

“Person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“PRC GAAP” means the PRC generally accepted accounting principles.

“Qualified Public Offering” shall have the meaning ascribed to it in the Restated Articles.

“Registered Intellectual Property” means all Intellectual Property of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority.

“Restated Articles” means the Eighth Amended and Restated Memorandum and Articles of Association of the Company in a form agreed by, among others, the parties hereto.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“Securities Act” means the United States Securities Act of 1933, as amended and interpreted from time to time.

“Seller Parties” means collectively the Group Companies and the Key Holders (each a “Seller Party”).

“Shareholders Agreement” means the Sixth Amended and Restated Shareholders Agreement entered into by and between, among others, the parties hereto on or prior to the Closing in the form agreed by the parties hereto and as set out in Exhibit B.

“Subsidiary” means, as of the relevant date of determination, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote or (y) more than fifty percent (50%) interest in the profits or capital of such entity are owned or Controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the International Financial Reporting Standards or the U.S. generally accepted accounting principles (excluding investment in associates accounted for using equity methods), or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the WFOE and the Domestic Company and their Subsidiaries from time to time.

“Tax” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Governmental Authority, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any loss or tax liability incurred in connection with the determination, settlement or litigation of any liability arising therefrom.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Xunlei” means Xunlei Limited (迅雷有限公司), a company incorporated and registered in the Cayman Islands, whose American Depository Shares are listed on NASDAQ.

1.2.          Other Defined Terms. The following terms shall have the meanings ascribed to such terms in the sections set forth below. Other capitalized terms used but not defined herein shall have the meaning given to them in the Shareholders’ Agreement and/or the Restated Articles (where applicable depending on the context in which such capitalized terms are used).

Affiliation Relationship	Section 8.11
Agreement	Preamble
Ancillary Agreements	Section 4.4(a)
Associate	Section 8.11
Business	Recitals
CFC	Section 4.17(f)
Closing	Section 3.1
Closing Date	Section 3.1
Code	Section 4.17(f)
Company	Preamble
Company Intellectual Property	Section 4.8(a)
Company Owned Intellectual Property	Section 4.8(b)
Consideration Shares	Section 2.2
Constitutional Documents	Section 4.4(a)
Conversion Shares	Section 2.5
Disclosure Schedule	Section 4
Domestic Company	Preamble
Equity Value of the Company	Section 2.3(i)
FCPA	Section 4.19
HKIAC	Section 9.17(b)
HK Subsidiary	Preamble
Indemnitee	Section 9.1(a)
Indemnifiable Loss	Section 9.1(a)
Investors	Preamble
Investor’s Partners	Section 8.17(b)
Key Employee	Section 4.22
Key Holders	Preamble

Lease	Section 4.7(b)
Licenses	Section 4.8(e)
Management Founder	Preamble
Management Founder Holdco	Preamble
Market Capitalization of Xunlei	Section 2.3(ii)
Material Adverse Effect	Section 4.1
Material Contract	Section 4.9
OFAC	Section 4.18(a)
OFAC Sanctions	Section 4.18(a)
OFAC Sanctioned Person	Section 4.18(b)
Ordinary Shares	Section 2.5
Personal Information	Section 4.30
PFIC	Section 4.17(g)
Public Software	Section 4.8(g)
Purchased Shares	Section 2.1
Restriction Period	Section 8.11
Restricted Share Agreement	Section 6.1(f)
SDN List	Section 4.18(b)
Secretary	Section 4.18(a)
Series D Investor(s)	Recitals
Series D Preferred Shares	Recitals
Series D Special Redemption	Section 8.24
Series D Special Redemption Shareholder	Section 8.24
Special Redemption Consideration Shares	Section 8.24
Special Redemption Price	Section 8.24
Subpart F Income	Section 8.17(b)
Transaction Documents	Section 4.4(a)
UNCITRAL Rules	Section 9.16(b)
United States Person	Section 4.18(c)
WFOE	Preamble

1.3.          Interpretation. Unless the context otherwise requires, in this Agreement: (a) “or” is not exclusive; (b) words in the singular include the plural, and words in the plural include the singular, (c) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

2.	AGREEMENT TO PURCHASE AND SELL SHARES.

2.1.          Agreement to Purchase and Sell Shares. Subject to the terms and conditions hereof, the Company shall issue and sell to each Investor, and each Investor hereby agrees, severally but not jointly, to subscribe, such number of Series D Preferred Shares set forth opposite such Investor's name on Schedule II attached hereto (collectively, the “Purchased Shares”).

2.2.          Consideration. The parties hereto hereby agree, the consideration for the Purchased Shares of each Investor shall be such number of Common Shares of Xunlei held by such Investor set forth opposite such Investor's name on Schedule II attached hereto (collectively, the “Consideration Shares”). Each Investor hereby agrees to sell and transfer to the Company the Consideration Shares in exchange for the Purchased Shares.

2.3.          Determination of Consideration Shares. The parties hereto hereby agree that, for the purpose of this Agreement, the number of the Consideration Shares of each Investor shall be determined based on the ratio that the Equity Value of the Company bears to the Market Capitalization of Xunlei being 5:3.4, where

(i)            "Equity Value of the Company" means the aggregate equity capital of the Company as of the date of this Agreement and on a fully-diluted and as-converted basis (including the shares in the Company and any options, warrants, convertible preference shares, loans or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such equity share capital); and

(ii)           "Market Capitalization of Xunlei" means the resulting number of all issued and outstanding shares of Xunlei as of the date of this Agreement multiplied by the per share price of Xunlei shares (which, for the avoidance of doubt, shall be determined by reference to the volume weighted average closing price of each ADR unit issued by Xunlei on NASDAQ on such dates or during such a period to be determined by the Investors at their sole discretion and based on other commercial consideration of the Investors).

2.4.          Separate Sale and Issuance. The Company’s agreement with each Investor is a separate agreement from, and the sale and issuance of the Purchased Shares to each Investor is a separate sale and issuance from those entered into and executed between the Company and other investors in this series D financing of the Company. All obligations, undertakings, warranties, representations and liabilities of each Investor under this Section 2 and each other provision of this Agreement and under any Transaction Document shall be several and not joint with those obligations, undertakings, warranties, representations and liabilities of the other investors in this series D financing of the Company.

2.5.          Rights of Shares. The Purchased Shares shall have the rights, privileges and restrictions as set forth in the Restated Articles attached hereto as Exhibit A. The ordinary shares of the Company, par value US$0.0002 per share (the “Ordinary Shares”), issuable upon conversion of Purchased Shares will be hereinafter referred to as the “Conversion Shares”.

2.6.          Delivery of Consideration. Each Investor shall procure delivery to the Company of such Consideration Shares set forth opposite its name on Schedule II attached hereto by taking the action required of it in Section 3.3 on the Closing Date or at such other time as the Company and the Investors may mutually agree upon.

2.7.          Capitalization Structure. The capitalization table of the Company immediately prior to the Closing and capitalization table of the Company immediately after the Closing are as set out in Schedule IV hereto.

2.8.          No Acting in Concert. The parties hereto hereby agree and acknowledge that each Investor enters into and executes the Transaction Documents and shall consummate the transactions contemplated thereby independently and is not, and shall not be deemed, acting in concert with any other parties (including any other investors in this series D financing of the Company).

3.	CLOSINGS; DELIVERIES.

3.1.          Closing. The issuance and sale of the Purchased Shares shall take place on the 1st Business Day upon the fulfillment or waiver of the conditions to closing as set forth in Section 6 and Section 7 which shall fall within two (2) weeks following the date of this Agreement (the "Closing Period"), or on a later date beyond the Closing Period as may be accepted by the Investor, (the “Closing” and the date of the Closing, the “Closing Date”). For the avoidance of doubt, if the Company and the Investors fail to agree on the Closing Date at least one (1) Business Day before the expiration of the Closing Period, the Closing shall take place on the last day of the Closing Period unless the Investors decide otherwise pursuant to the preceding paragraph.

3.2.          Deliveries. At Closing, the Company shall deliver, or cause the delivery of such documents, to each Investor (or the Investor's representatives):

(a)           the updated register of members of the Company, certified by the registered agent of the Company, reflecting the issuance to such Purchased Shares being purchased by such Investor;

(b)           a duly executed share certificate representing the number of the Purchased Shares being purchased by each Investor at the Closing registered in the name of such Investor in accordance with Section 2;

(c)           a certified true copy of the duly adopted written resolutions of the shareholders of the Company approving, among other things, (i) the increase of the authorized share capital of the Company from US$50,000 to US$100,000 divided into 500,000,000 shares of par value US$0.0002 per share, (ii) the issuance and sale of the Purchased Shares to the Investors, (iii) the issue of new share certificates in respect of the Purchased Shares to the Investors, (iv) the execution, delivery and performance of the Transaction Documents to which the Company is a party, (v) the adoption of the Restated Articles, (vi) the appointment of the Morningside Observer, and (vii) irrevocable waivers of such shareholders’ pre-emptive rights and any other similar rights with respect to the Purchased Shares, if any, certified by a director of the Company;

(d)           a certified true copy of the duly adopted written resolutions of the Board approving, among other things, (i) the issuance and sale of the Purchased Shares to the Investors, (ii) the issue of new share certificates in respect of the Purchased Shares to the Investors, (iii) the execution, delivery and performance of the Transaction Documents to which the Company is a party, and (iv) the appointment of the Morningside Observer, certified by a director of the Company;

(e)           certificate of good standing with respect to the Company issued by the Registrar of Companies of the Cayman Islands dated no more than ten (10) Business Days prior to the Closing; and

(f)            a compliance certificate, dated as of the Closing Date, signed by each of the Seller Parties or a duly authorized representative of each of the Seller Parties, as applicable, certifying that all of the conditions set forth in Section 6.1 (except for Section 6.1(i)) have been fulfilled, in form and substance to the satisfaction of the Investors.

3.3.          Investor's Actions. On the Closing Date or at such other time as the Company and the Investors may mutually agree, each Investor shall deliver, or cause the delivery of such documents, to the Company (or the Company's representatives) evidence showing that the Investor has submitted the duly executed instrument of transfer (or a copy thereof) to Xunlei (or its representatives) and requested Xunlei (or its representatives, as applicable) to update, or cause to be updated, the register of members of Xunlei reflecting registration of the Company as a shareholder and its ownership of the relevant Consideration Shares to be transferred by the Investor.

3.4.          Others. For the avoidance of doubt, if and in the event that the closing with respect to any other investors in this series D financing of the Company fails to take place, it shall not impact the obligation of the Company and other Group Companies to proceed with the Closing with respect to each of the Investors as contemplated in this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES.

Each of the Seller Parties hereby jointly and severally represents and warrants to the Investors, subject to the disclosures set forth in the disclosure schedule (the “Disclosure Schedule”) attached to this Agreement as Schedule V (which Disclosure Schedule shall be deemed to be representations and warranties to the Investors) that the following statements are true, correct and complete as of the date hereof and as of the date of the Closing. A reference in this Section 4 to "the knowledge of the Seller Parties" includes, without limitation, the knowledge of each Group Company, the directors and senior management personnel of each Group Company, and is deemed to include the knowledge, information and belief which such persons would have if each of them had made all reasonable enquiries.

4.1.          Organization, Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all the requisite power and authority to own its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and currently proposed to be conducted) of any Group Company (each, a “Material Adverse Effect”). Each of the Domestic Company and the WFOE has a valid business license issued by the competent Government Authority, and has, since its establishment, carried on its business materially in compliance with the business scope set forth in its business license.

4.2.          [Reserved]

4.3.          Subsidiaries; Group Structure.

(a)           Except for the HK Subsidiary and WFOE, 100% of the equity interest of which is owned by the Company directly/indirectly, the Company does not presently own or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity which is still in operation in the PRC and other jurisdictions. The Domestic Company does not have any subsidiary or own or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, nor maintains any offices or branches or subsidiaries. The information relating to each Group Company as set out in Schedule III is true and accurate in all respects and there is no information the omission of which might make such information misleading or inaccurate in any respect.

(b)           Except as described in the Disclosure Schedule, as of the Closing, each of the Domestic Company and the WFOE shall possess all requisite Permits for the conduct of the Business as currently conducted or the business as set forth in the business scope of such entity and for the ownership and operation of its assets and property.

4.4.          Due Authorization.

(a)           All corporate actions on the part of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization of the Restated Articles, the certificate of incorporation or other equivalent corporate charter documents of any of the Group Companies (collectively with the Restated Articles, the “Constitutional Documents”), and the authorization, execution and delivery of, and the performance of the obligations of the Group Companies under this Agreement, the Shareholders Agreement, and the various agreements attached to this Agreement (collectively, “Ancillary Agreements”, together with this Agreement, the Shareholders Agreement, the Restated Articles, the Restricted Share Agreement, the Indemnification Agreement and the Management Rights Letter (as defined below), the “Transaction Documents”), and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares under this Agreement and of the Ordinary Shares issuable upon conversion of the Purchased Shares have been taken or will be taken prior to the Closing. Each of the Transaction Documents and the Constitutional Documents to which such Group Company is a party or is subject is a valid and binding obligation of each such Group Company enforceable in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

(b)           As to other Seller Parties other than the Group Companies, (i) such party has all requisite power, authority and capacity to enter into the Transaction Documents, and to perform its obligations under the Transaction Documents, in each case, to which it is a party, (ii) each of the Transaction Documents has been duly authorized, executed and delivered by it, and (iii) each of the Transaction Documents to which it is a party, when executed and delivered by it, will constitute valid and legally binding obligations of it, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

4.5.          Valid Issuance of Purchased Shares.

(a)           The Purchased Shares, when issued on the Closing Date, will be duly and validly issued to the relevant Investors, and will, subject to the Company being registered in the register of members of Xunlei as a shareholder and owner of the relevant Consideration Shares, be fully paid, non-assessable, and free of any and all Liens or other encumbrances (except for any restrictions on transfer under the Transaction Documents and applicable Laws). The Conversion Shares, when issued, sold and delivered in accordance with the terms of this Agreement and the Restated Articles, will be duly and validly issued, fully paid, non-assessable, and free of any and all Liens or other encumbrances. The issuance of the Purchased Shares and Conversion Shares is not and will not be subject to any pre-emptive rights, rights of first refusal or similar rights.

(b)           All currently outstanding shares of the Company are duly and validly issued, fully paid and non-assessable, and all outstanding shares, options, warrants and other securities of the Company and each other Group Company have been issued in full compliance with the requirements of all applicable securities Laws including, to the extent applicable, the registration and prospectus delivery requirements of the Securities Act, or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities Laws, including, without limitation, anti-fraud provisions.

4.6.          Liabilities. Except as reflected in the Financial Statements, no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable.

4.7.          Title to Properties and Assets.

(a)           Each Group Company has good and marketable title to, or a valid leasehold interest in or right to the properties and assets currently held and used by it, and has full right to use the offices currently used by it, in each case subject to no Liens of any kind. The foregoing properties, assets and rights collectively represent in all material respects all properties, assets and rights necessary for the conduct of the business of the Group Companies in the manner conducted during the periods covered by the Financial Statements and as presently conducted. Except for leased items, no Person other than a Group Company owns any interest in any such assets. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (i) in good condition and repair in all material respects (reasonable wear and tear excepted) and (ii) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

(b)           No Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to Leases. Section 4.7(b) of the Disclosure Schedule sets forth each leasehold interest pursuant to which any Group Company holds any real property (a “Lease”), indicating the parties to such Lease, the address of the property demised under the Lease, the rent payable under the Lease and the term of the Lease. The particulars of the Leases as set forth in Section 4.7(b) of the Disclosure Schedule are true and complete. Each Lease constitutes the entire agreement with respect to the property demised thereunder. The lessor under each Lease is qualified and has obtained all Permits (as defined below) necessary to enter into such Lease, including without limitation any Permits required from the owner of the property demised pursuant to the Lease if the lessor is not such owner. There is no claim asserted or, threatened by any person regarding the lessor’s ownership of the property demised pursuant to each Lease. Each Lease is in compliance in all material respects with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease, and each party to each Lease is in full compliance with the terms of the relevant Leases. Each Group Company which is party to a Lease has accepted possession of the property demised pursuant to the Lease and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest. No Group Company uses any real property in the conduct of its business except insofar as it has secured a Lease with respect thereto. The leasehold interests under the Leases held by each Group Company are adequate for the conduct of the business of such Group Company as currently conducted. There exists no pending or, threatened condemnation, confiscation, eminent domain proceeding, dispute, claim, demand or similar proceeding with respect to, or which could materially and adversely affect, the continued use and enjoyment of such leasehold interests. There are no circumstances that would entitle any Governmental Authority or other person to take possession or otherwise restrict use, possession or occupation of any property subject to any Leases.

(c)           The use, distribution, licensing, sale, or disposal of any asset or property of any Group Company does not infringe, misappropriate or violate any rights of any other party.

(d)           No action, suit, investigation or government proceeding (i) challenging the validity, enforceability, or ownership of any asset or property of any Group Company, or (ii) alleging that the use, distribution, licensing, sale, or disposal of any asset or property of any Group Company infringes, misappropriates or violates any right of any third party, is pending or is threatened by any person against any of the Group Companies. There is no unauthorized use, infringement or misappropriation of any of the assets or properties of the Group Companies by any third party, employee or former employee.

4.8.          Intellectual Property.

(a)           Company Intellectual Property. Each Group Company owns or has the rights to use or otherwise has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, all Intellectual Property necessary and sufficient to conduct its business as currently conducted by such Group Company (“Company Intellectual Property”) without any conflict with or infringement of the rights of any other person. Section 4.8(a) of the Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property (including all Registered Intellectual Property) for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(b)           Intellectual Property Ownership. All Registered Intellectual Property is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any material Intellectual Property owned by the Group Companies (the “Company Owned Intellectual Property”) to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Company Intellectual Property. No Company Owned Intellectual Property is the subject of any encumbrance, license or other contract (whether written or oral) to which any Group Company is a party granting rights therein to any other person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any person any license or right to any material Company Owned Intellectual Property. No Registered Intellectual Property is subject to any proceeding or outstanding governmental order or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof, or any Group Company’s products or services, by any Group Company or may affect the validity, use or enforceability of such Registered Intellectual Property. The Management Founder has assigned and transferred to a Group Company any and all of his/her Intellectual Property related to the business conducted by the Group Companies. No Group Company has (i) transferred or assigned any material Company Intellectual Property; (ii) authorized the joint ownership of, any material Company Intellectual Property; or (iii) permitted the rights of any Group Company in any material Registered Intellectual Property to lapse or enter the public domain.

(c)           Infringement, Misappropriation and Claims. No Group Company has violated, infringed or misappropriated any Intellectual Property of any other person, provided that the forgoing representations and warranties under this Section 4.8(c) shall not be applied to any violation, infringement or misappropriation of any Intellectual Property of any other person caused by or arising from any products produced by any third party and distributed or sold by any Group Company, nor has any Group Company received any written notice alleging any of the foregoing. No person has violated, infringed or misappropriated any Company Owned Intellectual Property of any Group Company, and no Group Company has given any written notice to any other person alleging any of the foregoing. No person has challenged the ownership or use of the Company Intellectual Property by a Group Company. No Group Company has agreed to indemnify any person for any infringement, violation or misappropriation of any Intellectual Property by such person.

(d)           Assignments and Prior Intellectual Property. All material inventions and material know-how conceived by employees, consultants and independent contractors of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. All employees, consultants and independent contractors of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. It will not be necessary to utilize any Intellectual Property of any such Persons, except for those that are exclusively owned by a Group Company, and none of such Intellectual Property has been utilized by any Group Company. None of the employees, consultants or independent contractors currently or previously employed or otherwise engaged by any Group Company, (i) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers or (ii) is obligated under any contract, or subject to any governmental order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(e)           Licenses. Section 4.8(e) of the Disclosure Schedule contains a complete and accurate list of (i) all licenses, sublicenses, and other contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any material Company Intellectual Property, and (ii) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any material Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, and (2) non-exclusive licenses to customers of the business conducted by the Group Companies in the ordinary course of business consistent with past practice (collectively, the “Licenses”). The Group Companies have paid all license and royalty fees required to be paid under the Licenses.

(f)            Protection of Intellectual Property. Each Group Company has taken reasonable and appropriate steps to register, protect, maintain and safeguard the Company Owned Intellectual Property and made all appropriate filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current officers and employees of any Group Company have executed and delivered to such Group Company an agreement requiring the protection of such trade secret or proprietary information. To the extent that any Company Owned Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(g)           No Public Software. No material software included in any Company Owned Intellectual Property has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such software be disclosed or distributed in source code form or made available at no charge. For the purpose of this Agreement, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.

4.9.          Material Contracts and Obligations. All Material Contracts are listed in Section 4.9 of the Disclosure Schedule (each, a “Material Contract”). For purposes of this Section 4.9, “Material Contracts” means collectively, each contract to which a Group Company or any of its properties or assets is currently bound or subject to that (i) involves obligations (contingent or otherwise) or payments in excess of US$100,000 individually or in the aggregate per annum or that is not terminable upon thirty (30) days’ notice without incurring any penalty or obligation, (ii) involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), including without limitation, the Licenses, (iii) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (iv) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any equity securities, (v) involves any provisions providing exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (vi) is with a related party except for the employment or retainer agreements between the Group Companies and their officers, consultants, or employees, (vii) involves indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the grant of a Lien, (viii) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business, (ix) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (x) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than US$50,000 per annum), (xi) involves the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (xii) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (xiii) is an employee benefits plan, (xv) is not in the ordinary course of business, or is not consistent with a Group Company’s past practice, or (xvi) otherwise material to a Group Company or is one on which a Group Company is substantially dependent. No party to any such Material Contracts or obligations is in default thereunder, which would be material in the context of the Group Companies’ financial position; and there are no circumstances giving rise to such a default.

A true, fully-executed copy of each Material Contract has been delivered to the Investors. All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the Group Company to which it is a party, and the performance of such Material Contracts does not and will not violate any applicable Laws. No threat or claim of default under any such Material Contracts to which a Group Company is a party, has been made or is outstanding against it.

Each Group Company has in all material respects satisfied or provided for all of its liabilities and obligations under each Material Contract to which it is a party or by which it is bound which requires performance prior to the date of this Agreement, and is not in default in any material respect under any Material Contract to which it is a party or by which it is bound. There does not exist any circumstance due to the action or inaction of any Group Company that with notice or lapse of time or both would constitute a material default of the obligations by a Group Company under a Material Contract to which it is a party or by which it is bound.

None of the officers or directors of any Group Company has given or received from any person any notice or communication (whether oral or written) regarding any actual, alleged, possible or potential material breach of, or material default under, any Material Contract.

4.10.        Litigation. There is no Action with a disputed amount exceeding US$200,000 pending or, to the knowledge of the Seller Parties, currently threatened against any of the Group Companies, any Group Company’s activities, properties or assets or against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company. There is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. Except as disclosed in the Disclosure Schedule, none of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action with a disputed amount exceeding US$200,000 by any Group Company currently pending or to the knowledge of the Seller Parties, which it intends to initiate.

4.11.	Compliance with Laws; Permits.

(a)           Except as disclosed in Section 4.11(a) of the Disclosure Schedule, each Group Company is, and has been, in compliance in all material respects with all applicable Laws. None of the Group Companies has conducted any activity in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any agency thereof in respect of the conduct of its business or the ownership of its properties in any material respects. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such entity to comply with, any applicable Laws in any material respect, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. No Group Company is under investigation with respect to a material violation of any Law. Each Group Company has all Permits issued or granted by the competent Governmental Authorities necessary for the due and proper establishment and conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect, or is able to obtain such Permits from the competent Governmental Authorities without undue burden or expense. None of the Group Companies is in default under any of such Permit issued or granted by the competent Governmental Authorities. No Governmental Authority is considering modifying, suspending, revoking or denying upon expiration the renewal of any of such Permits. No Permits issued or granted by the competent Governmental Authorities contain any materially burdensome restrictions or conditions, and each Permit is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default in any material respect under any Permit issued or granted by the competent Governmental Authorities. There is no reason to believe that any Permit which is subject to periodic renewal will not be granted or renewed. No Group Company has received any letter or other communication from any Governmental Authority threatening or providing notice of revocation of any such Permit issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company. There are no fines or penalties asserted against the Group Companies under any applicable Law, and neither of the Group Companies has received any notice from any Governmental Authorities with respect to any violation of any applicable Law.

(b)           Except as disclosed in Section 4.11(b) of the Disclosure Schedule, all Permits issued or granted by or filed with the Government Authorities and any other persons which are required to be obtained or made by each Group Company and each Key Holder in connection with the consummation of the transactions contemplated under the Transaction Documents shall have been obtained or made prior to and be effective as of the Closing. Except as disclosed in the Disclosure Schedule, none of the Seller Parties and, to the knowledge of the Seller Parties, nor any other beneficial shareholders of the Company who are PRC residents is or has been in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of the business or the ownership of Group Companies’ properties, including but not limited to the registration requirement for the Management Founder and, to the knowledge of the Seller Parties, any other PRC residents’ (indirect) investment in the Company under the Circular 37. The Management Founder is a citizen and permanent resident of the PRC and did not hold and does not hold any identification that may require the registration of the Domestic Company as a foreign invested enterprise pursuant to applicable Law of the PRC in effect at and from the time of the incorporation of the Domestic Company through the date of the Closing. Each of WFOE and Domestic Company has obtained all certificates, approvals, permits, licenses, registration receipts and any similar authority necessary under the PRC Laws to conduct foreign exchange transactions as now being conducted by it.

(c)           At any time prior to and as of the Closing Date, the Management Founder has not, whether in the PRC or in any other jurisdiction all over the world: (i) violated any Laws in any material aspects or committed any crime; (ii) been a defendant in any criminal, civil or administrational lawsuit; (iii) been a respondent in any arbitration; or (iv) been imposed of any legal or administrational punishment (including without limitation, restricted to participate in any security market by the relevant security regulatory body, prohibited to be a legal representative or officer of any entity by the relevant market regulation body, declared as a dishonest person subject to enforcement or bankrupt by any judicial body).

4.12.        Compliance with Other Instruments and Agreements. None of the Group Companies is or has been in, nor shall the conduct of its business as currently conducted result in, violation, breach or default of any term of its Constitutional Documents of the respective Group Company, or in any material respect of any term or provision of Material Contract or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company except as disclosed in the Disclosure Schedule. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or invalid, or unauthorized. The execution, delivery and performance of and compliance with this Agreement, the Shareholders Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Material Contracts, or a violation of any Laws, or an event which results in the creation of any Lien upon any asset of any Group Company or any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company.

4.13.        Registration Rights. Except as provided in the Shareholders Agreement, no Seller Party has granted or agreed to grant any person any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or the WFOE’s or the Domestic Company’ shares) on any securities exchange. Except as contemplated under this Agreement, the Shareholders Agreement and the Restated Articles, there are no voting or similar agreements which relate to the share capital of the Company or any of the equity interests of the WFOE or the Domestic Company.

4.14.        Financial Advisor Fees. Except as disclosed in Section 4.14 of the Disclosure Schedule, there exists no agreement or understanding between any Group Company and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

4.15.        Financial Statements. The Financial Statements are (a) in accordance with the books and records of the applicable Group Company, (b) true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with the PRC GAAP or the IFRS, as applicable, applied on a consistent basis for the omission of notes thereto and normal year-end provision and audit adjustments. All the Financial Statements referred to under this Section 4.15 shall be delivered to the Investors before the Closing and shall include the income statement, balance sheet and cash flow statements. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Group Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with PRC GAAP. The Group Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. Except as disclosed in the Financial Statements, none of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

4.16.        Activities since Balance Sheet Date. Since the Balance Sheet Date, with respect to each Group Company, there has not been:

(a)           any change in the business, assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, a Material Adverse Effect;

(b)           any insolvency or any requirement for prepayment by such Group Company;

(c)           any purchase, acquisition, sale, lease, transfer or disposition of any assets (i) individually in excess of US$50,000 or in excess of US$100,000 in the aggregate, or (ii) that are individually or in the aggregate material to its business, except for the sale of inventory in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other person or division thereof;

(d)           capital expenditure or commitment of capital expenditure beyond the annual budget in excess of US$50,000;

(e)           any material change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(f)            any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of such Group Company (as presently conducted and as presently proposed to be conducted);

(g)           any waiver, termination, settlement or compromise by such Group Company of a valuable right or of a debt, other than those in the ordinary course of business which would not reasonably be expected to have a Material Adverse Effect on any Group Company;

(h)           any satisfaction or discharge of any Lien or payment of any obligation by such Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

(i)            any material change or amendment to any Material Contract or material arrangement by or to which such Group Company or any of its assets or properties is bound or subject, any entering of any new Material Contract, or any termination of any contract that would have been a Material Contract if in effect on the date hereof, or any amendment to any Constitutional Document, or any amendment to or waiver under any Constitutional Document;

(j)            any material change in any compensation arrangement or agreement with any present or prospective employee, officer or director, or adoption of any new employee benefit plan, or made any material change in any existing employee benefit plan, other than any change incurred in the ordinary course of business consistent with its past practice;

(k)           any payment in the form of salary, bonus, reward or any other means to the directors, officers or employees of such Group Company in excess of the amount of payment or benefits paid by such Group Company to such persons at the Balance Sheet Date;

(l)            entry into new employment agreements with the directors or officers of such Group Company, or any obligations to amend the terms of employment agreements with the directors, officers or employees of such Group Company prior to the Closing or at any other time;

(m)          any sale, assignment or transfer of any Intellectual Property or other material intangible assets of such Group Company;

(n)           the resignation or termination of employment of the Management Founder, any director, officer or key employee, or any material group of employees of such Group Company with such Group Company;

(o)           any mortgage, pledge, transfer of any Lien created by such Group Company with respect to any of such Group Company’s properties or assets, except Liens for Taxes not yet due or payable;

(p)           any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company individually in excess of US$50,000 or in excess of US$100,000 in the aggregate;

(q)           any sale, issuance, transfer, pledge or other disposition of any equity securities of any Group Company;

(r)            any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s equity securities, or any direct or indirect issuance, transfer, redemption, purchase or acquisition of any of such equity securities by such Group Company;

(s)           any failure to conduct the Business in the ordinary course, consistent with such Group Company’s past practices;

(t)            any material change in accounting methods or practices or any revaluation of any of its assets;

(u)           except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(v)           any commencement or settlement of any material Action;

(w)          any transactions with any of its officers, directors or employees, or any members of their immediate families, or any entity Controlled by any of such individuals;

(x)            any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(y)           any agreement or commitment by such Group Company or any Key Holder to do any of the things described in this Section 4.16.

4.17.	Tax Matters.

(a)           Each Group Company (i) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (ii) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses (i) and (ii), unpaid Taxes that are in contest with Tax authorities by Group Company in good faith or nonmaterial in amount.

(b)           Each Tax Return referred to in paragraph (a) above was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete in all material respects. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(c)           The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded liability therefor in the most recent balance sheet in the Financial Statements, and there are no unresolved questions or claims concerning any Tax liability of any Group Company. Since the Balance Sheet Date, no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and there is no proposed liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(d)               No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. Except for the withholding Taxes in accordance with applicable Laws, no Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(e)          All Tax credits, Tax holidays or Tax preferential treatments enjoyed by the Group Company established under the Laws of the PRC under applicable Laws since its establishment have been in compliance with all applicable Laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

(f)            Immediately after the Closing, the Company will not be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the shares held by the Investors.

(g)           The Company does not expect to be a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code in the current taxable year. The Company shall use its commercially reasonable efforts to avoid being a PFIC.

4.18.        OFAC Compliance. Neither the Company nor any Group Company or any directors, administrators, officers, board of directors (supervisory and management) members or employees of the Company or any Group Company is an OFAC Sanctioned Person (as defined below). The Group Companies and their directors, administrators, officers, administrators, board of directors (supervisory and management) members or employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, and all other applicable United States and PRC anti-money laundering Laws. None of (i) the purchase and sale of the Purchased Shares and the Conversion Shares, (ii) the execution, delivery and performance of this Agreement, the Shareholders Agreement, the Constitutional Documents or the Ancillary Agreements, or (iii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by anyone, including without limitation the Investors, of any of the OFAC Sanctions or of any anti-money laundering Laws of the United States, the PRC or any other jurisdiction.

For the purposes of this Section 4.18:

(a)           “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

(b)           “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a United States Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than government and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

(c)            “United States Person” means any United States citizen, permanent resident alien, entity organized under the Laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or Controlled by one of the foregoing, without regard to where it is organized or doing business.

4.19.        Anti-Corruption Laws. Neither any Group Company nor any of such Group Company’s directors, officers, employees, agents or Key Holders have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist such Group Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither any Group Company nor any of its directors, officers, employees, agents or Key Holders have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Each Group Company further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. Neither any Group Company, or, to such Group Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

4.20.        Related Party Transactions. Except for the related party transactions as disclosed in the Disclosure Schedule which are conducted on an arm’s length basis, and except as contemplated by this Agreement, no Seller Party, officer or director of a Group Company or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No officer or director of a Seller Party has any direct or indirect ownership interest in, or any agreement or other arrangement or undertaking, whether oral or written, with, any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No affiliate or associate of any officer or director of a Seller Party is directly or indirectly interested in any contract with a Group Company. No officer or director of a Seller Party or any affiliate or associate of any such person has had, either directly or indirectly, an interest in: (a) any person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between any shareholder of the Company with respect to the ownership or Control of any Group Company.

4.21.        Environmental and Safety Laws. None of the Group Companies is in violation of any applicable Law relating to the environment or occupational health and safety in any material respects and no material expenditures are or will be required in order to comply with any such existing Law.

4.22.        Employee Matters. Each Group Company has complied in all aspects with all applicable employment and labor Laws, including provisions thereof relating to employment contracts, wages, hours, housing funds, social welfare, social insurance contribution and collective bargaining. No officer or “Key Employee” (a list of whom is attached as Schedule VI hereto) intends to terminate their employment with any Group Company nor does any Group Company have a present intention to terminate the employment of any officer or Key Employee. None of the Group Companies is a party to or bound by any currently effective employment contract that are not at-will, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. Each employee, officer, director and consultant of each Group Company has duly executed a confidential information and invention assignment agreement in form and substance satisfactory to the Investors and neither the Company nor the Managing Founder are aware, after reasonable investigation, that any of such employees, officers, directors or consultants are in violation thereof. The Management Founder is currently devoting all of his business time to the conduct of the business of the applicable Group Company. The Management Founder is not subject to any covenant restricting him from working for any Group Company. None of the Management Founder or Key Employees was subject to any non-compete, confidentiality or other similar obligations towards a third party when he or she commenced employment with the Group Companies. No Group Company is a party to any collective bargaining agreements or other Contract with any union or guild, and none of the Group Companies has been informed by their employees regarding the establishment of any trade union, work council or other organizations representing the employees of the Group Company. No employee of the Group Companies is owed any back wages or other compensation for services rendered (except for the current pay period). There is no, and there has not been, any Action relating to the violation or alleged violation of any Law in any material aspects by the Company pertaining to labour relations or employment matters, including any charge or complaint filed by any employee with any Governmental Authority or any Group Company. There is no pending internal investigation related to any employee or consultant of any Group Company. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement or any other Transaction Documents will (i) entitle any current or former employee or director of any Group Company to severance pay, (ii) increase or enhance any benefits payable under any benefit plan, or (iii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any employee or former employee.

4.23.        Exempt Offering. The offer and sale of the Purchased Shares under this Agreement, and the issuance of the Conversion Shares upon conversion thereof are or shall be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws.

4.24.        No Other Business. Each of the Company and the HK Subsidiary was formed solely to acquire and hold directly or indirectly the equity interest in the WFOE, and since its formation has not engaged in any business and has not incurred any liability in the course of its business, other than acquiring and holding equity interests in the WFOE and, unless otherwise agreed by the Investors, shall not incur any liability in the course of carrying out such purpose. The WFOE is intended to be engaged in and the Domestic Company is engaged solely in the Business and has no other activities.

4.25.        Minute Books. The minute books of each Group Company (as applicable) have been made available to the Investors and each such minute books contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflects all transactions referred to in such minutes accurately in all material respects.

4.26.        Other Representations and Warranties relating to the WFOE and the Domestic Company.

(a)           The Constitutional Documents and Permits of each of the WFOE and the Domestic Company are valid and have been duly approved or issued by, or filed with (as applicable) the competent authorities of the jurisdiction of its incorporation or organization.

(b)           Unless otherwise disclosed in Section 4.26(b) of the Disclosure Schedule and except for those contemplated under the Transaction Documents, there are no outstanding rights, or commitments made by any of the WFOE or the Domestic Company to sell any of its equity interest, and none of the outstanding equity interest in the WFOE or the Domestic Company is subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of such subsidiaries or any other persons).

(c)           There are no outstanding commitments made by any of the WFOE or the Company to sell any of its assets, properties or business to any third party.

(d)           None of the WFOE or the Domestic Company has any share option plan.

(e)           None of the WFOE or the Domestic Company has delegated any power or issued any powers of attorney in favor of any Person, other than powers of attorney issued to its directors, officers, or employees for purpose of executing contracts or agreements for and on behalf of the WFOE or the Domestic Company, as the case may be, in the ordinary course of business.

4.27.        Other Representations and Warranties Relating to the Management Founder.

(a)           The Management Founder presently does not own or Control, or will as of the Closing own or Control, directly or indirectly, any interest in any corporation, partnership, trust, joint venture, association, or other entity other than the Group Companies and the Management Founder Holdco.

(b)           The Management Founder presently does not or will not as of the Closing own, manage, operate, finance, join, Control, or participate in the ownership, management, operation, financing or Control of, or be associated as a director, senior management, partner, lender, investor or representative in connection with, any business or corporation, partnership, or organization which competes with the Business or with which a Group Company has a business relationship.

(c)           There is no action, suit, proceeding, claim, arbitration or investigation pending against the Management Founder in connection with his involvement with any of the Group Companies. The Management Founder is not a party to or is subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no action, suit, proceeding, claim, arbitration or investigation which the Management Founder intends to initiate in connection with his involvement with any of the Group Companies.

(d)           The Management Founder has all requisite power, authority and capacity to enter into the Transaction Documents and to perform his obligations thereunder.

4.28.        Control Documents. All Control Documents shall remain valid and in full force and effect.  The parties to Control Documents, including the WFOE, the Domestic Company, the Management Founder and the Onshore Nominee(s) shall, from time to time, comply with and perform the obligations under the Control Documents in all material respects.

4.29.        Disclosure. Each Seller Party has fully provided each Investor with all the information that such Investor has requested for deciding whether to purchase the Purchased Shares. No representation or warranty in writing provided by any Seller Party in this Agreement and no information or materials in writing provided by any Seller Party to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.30.        Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), each Group Company is and has been in compliance with all applicable laws in all relevant jurisdictions, such Group Company’s privacy policies and the requirements of any contract or codes of conduct to which such Group Company is a party. Each Group Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Each Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

4.31.        Knowledge and Experience of the Company. The Company is experienced in evaluating and investing in securities of companies in a similar circumstance and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment of a nature similar to that contemplated hereby. The Company is relying solely on its own counsel and other advisors for legal, financial and other advice with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

4.32.        Restricted Securities. The Company understands that the Consideration Shares are restricted securities within the meaning of Rule 144 under the Securities Act.

5.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

Each Investor hereby severally but not jointly, represents and warrants with respect to itself to the Company hereto as follows:

5.1.          Organization. Such Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

5.2.          Authorization. Such Investor has all requisite power, authority and capacity to enter into and perform this Agreement and the Shareholders Agreement, and to perform its obligations under this Agreement and the Shareholders Agreement. This Agreement has been duly authorized, executed and delivered by such Investor. This Agreement and the Shareholders Agreement, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

5.3.          Purchase for Own Account. The Purchased Shares and the Conversion Shares will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

5.4.          Title to Consideration Shares. All the Consideration Shares have been duly and validly issued, fully paid and non-assessable in accordance with Xunlei’s currently effective memorandum and articles of association. Such Investor is the legal and beneficial owner of the Consideration Shares to be transferred to the Company pursuant to Section 2 of this Agreement. There is no Liens or other encumbrance, and there is no agreement, arrangement or obligation to create or give any encumbrance, in relation to any of such Consideration Shares. The transfer of Consideration Shares is not in violation of the preemptive rights of any Person, terms of any contract, or any Laws, by which each of the Investors is bound. Except as contemplated under the Transaction Documents, and to the best knowledge of the Investor, as of the date of this Agreement, there are no (i) resolutions to increase or adjust the share capital of Xunlei or cause the liquidation, winding up, or dissolution of Xunlei, or (ii) dividends which have accrued or been declared but are unpaid by Xunlei, or (iii) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to Xunlei. There is no nominee, agency or entrustment or other similar arrangement with respect to the Consideration Shares.

5.5.          Transfer of Consideration Shares. The transfer of the Consideration Shares as contemplated in this Agreement shall not result in actual losses suffered by the Group Companies or the Management Founder on tax liabilities arising from the transfer of Consideration Shares as imposed by competent PRC Government Authority.

5.6.          Restricted Securities. Such Investor understands that the Purchased Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act; and that the Purchased Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

6.	CONDITIONS TO THE INVESTORS’ OBLIGATIONS AT THE CLOSING.

6.1.          The obligations of each Investor to purchase the Purchased Shares at the Closing are subject to the fulfillment, to the satisfaction of such Investor (or waiver thereof) on or prior to the Closing Date, of the following conditions:

(a)           Representations and Warranties True and Correct. The representations and warranties made by the Seller Parties in Section 4 hereof shall be true and correct and complete when made, and shall be true and correct and complete in all respects as of the date of the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

(b)           Performance of Obligations. The Seller Parties shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Seller Parties on or before the Closing, and shall have obtained all approvals, consents, waivers and qualifications necessary to complete the transactions contemplated hereby.

(c)           Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents and instruments incident thereto, including without limitation the written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Investors, and the Investors shall have received all copies of such documents as they may reasonably request in a form as agreed by such Investor.

(d)           Amendment to Constitutional Documents. The Restated Articles (substantially in the form attached hereto as Exhibit A) shall have been duly adopted by the Company by all necessary corporate action of its shareholders, and the secretary or registered agent of the Company shall have issued an email confirmation to the Company (and the Company shall provide the Investors with a copy of such email confirmation) certifying that the Restated Articles has been submitted for filing with the Registrar of Companies in the Cayman Islands.

(e)           Execution of Shareholders Agreement. The Company shall have delivered to the Investors the Shareholders Agreement (in substantially the form attached hereto as Exhibit B), duly executed by the Company and all other parties thereto (except for the Investors).

(f)            Execution of Restricted Share Agreement. The Company shall have delivered to the Investors the Sixth Amended and Restated Restricted Share Agreement (in substantially the form attached hereto as Exhibit C) (the “Restricted Share Agreement”), duly executed by the Company and the Management Founder (except for the Investors).

(g)           Execution of Management Rights Letter. The Company shall have delivered to each of the Investors the Management Rights Letter (in substantially the form attached hereto as Exhibit F), duly executed by the Company.

(h)           Approval of Internal Investment Committee. The transactions contemplated herein shall have been approved by the internal investment committee of each Investor.

(i)            Consents and Waivers. Each Seller Party shall have obtained any and all consents and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

(j)            Board. The Board shall be composed of up to thirteen (13) directors in accordance with terms of the Shareholders Agreement.

(k)           Closing Deliveries. The Seller Parties shall have tendered delivery of all of the various items they are required to deliver to the Investors at the Closing under Section 3.2.

(l)            No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement and no change or revision to the current applicable Laws that would result in such Material Adverse Effect.

(m)          Legal Opinions. The Investors shall have received from (i) the Cayman Islands counsel of the Company, a Cayman Islands legal opinion, and (ii) the PRC counsel of the Company, a PRC legal opinion, in each case of (i) and (ii), addressed to the Investors, dated the Closing Date and in form and substance to the satisfaction of the Investors.

(n)           Business Plan. The business plan and budget of the Group Companies for the consecutive twelve (12) months after the date hereof shall be delivered to the Investors in the form and substance to their satisfaction.

6.2.          The Seller Parties shall use all reasonable efforts to procure the satisfaction of the conditions set out above as soon as reasonably practicable. If at any time any of the Seller Parties becomes aware of a fact or circumstance that might prevent a condition being satisfied, it shall immediately inform the Investors in writing.

7.	CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of the Company under this Agreement with respect to the Investors are subject to the fulfillment (or waiver thereof), on or prior to the Closing Date of the following conditions:

7.1.          Representations and Warranties. The representations and warranties of the Investors contained in Section 5 hereof shall be true and correct when made and as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

7.2.          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been passed and executed by the Investors.

7.3.          Execution of Shareholders Agreement. The Investors shall have executed and delivered to the Company the Shareholders Agreement.

7.4.          Instrument of Transfer. Each Investor shall have executed and delivered to the Company and Xunlei the instrument of transfer in respect of the Consideration Shares to be transferred pursuant to the terms of this Agreement.

7.5.          Closing Deliveries. Each Investor shall have taken the action as required under Section 3.3.

8.	COVENANTS OF THE SELLER PARTIES.

Each of the Seller Parties jointly and severally covenants to each Investor as follows:

8.1.          Disposition of Consideration Shares. Unless otherwise permitted under the Shareholders’ Agreement and the Restated Articles, the Company shall not, directly or indirectly, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to (i) all or any of the Consideration Shares acquired by it pursuant to this Agreement, and/or (ii) any material assets currently held or used by Xunlei in connection with its business operation.

8.2.          Availability of Ordinary Shares. The Company hereby covenants that at all times there shall be made available, free of any Liens, for issuance and delivery upon conversion of the Purchased Shares such number of Ordinary Shares in the share capital of the Company as are from time to time issuable upon conversion of the Purchased Shares, and will take all steps necessary to increase its authorized share capital to provide sufficient number of Ordinary Shares issuable upon conversion of the Purchased Shares.

8.3.          Compliance by Shareholders. Each of the Key Holders shall fully comply with all applicable Laws on a continuing basis. The Key Holders undertake that each of them shall act in the best interest of the Company and the other Group Companies, and in no event shall any of them conduct any action or inaction that could harm the interests of, or infringe the lawful rights or interests of the Company and the other Group Companies.

8.4.          Business of Group Companies. The business of the Company and the HK Subsidiary shall be restricted to the holding, management and disposition of equity interest in the WFOE. The business of the WFOE and the Domestic Company shall be restricted to the Business.

8.5.          [Reserved]

8.6.          Regulatory Compliance. The Group Companies shall, and the Key Holders shall procure the Group Companies to comply with applicable Laws (including without limitation Laws relating to value-added telecommunications business, foreign investment, foreign exchange control, employment, and intellectual property) in all material respects and obtain and maintain all Permits from the competent Government Authorities and other persons required for conducting the Business.

8.7.          Compliance with Circular 37. To the extent required by applicable Laws and competent SAFE, the Management Founder who is a PRC resident as defined in Circular 37 shall file applicable modification registrations and/or other foreign exchange registrations required under applicable Laws in connection with any change to his shareholding in the Management Founder Holdco with SAFE or its competent local counterparts in accordance with the applicable Laws.

8.8.          Qualified Public Offering. At the request of the Preferred Majority (as defined in the Shareholders Agreement), the Company, the Key Holders shall use their best effort to consummate a Qualified Public Offering. The Key Holders shall ensure that, prior to the commencement of Qualified Public Offering by the Company, each entity described above and its respective shareholders are in compliance with such requirements in all respects and that there is no barrier to repatriation of profits, dividends and other distributions from the WFOE (or any successor entity) to the Company.

8.9.          Lock up. Subject to the terms and conditions hereof, following a Qualified Public Offering, the Management Founder, and the principal and management holders of Ordinary Shares (other than the Investors) shall be subject to any customary lock-up period to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to such Qualified Public Offering. In the event of any initial public offering by the Company or any member of the Group Companies, each of the Company and the Management Founder agrees to take all reasonable steps consistent with all legal requirements to facilitate minimizing any restrictions on the transfer of any Preferred Shares held by the Investors (or the Ordinary Shares into which the Preferred Shares are convertible).

8.10.        Intellectual Property.

(a)           Except with the written consent of the Investors, the Group Companies shall take all reasonable steps to protect their respective Intellectual Property rights, including without limitation (i) registering their material respective trademarks, brand names, domain names and copyrights (as applicable); (ii) requiring each employee and consultant of each Group Company to enter into a confidential information and intellectual property assignment agreement; and (iii) requiring each Key Employee to enter into a non-competition and non-solicitation agreement requiring such persons to protect and keep confidential such Group Company’s confidential information, intellectual property and trade secrets, prohibiting such persons from competing with such Group Company for a reasonable time after their tenure with any Group Company, and requiring such persons to assign all ownership rights in their work product to such Group Company, in each case in form and substance reasonably acceptable to a majority of the Board.

(b)           The Group Companies shall obtain all necessary authorizations or licenses from present or potential holders of copyright or related rights including without limitation the authors, composers, and video producers and performers whose lyrics, music(s) or music video(s) are involved in the Business as required by the Investor and the Key Holders shall ensure the Group Companies to duly achieve so.

8.11.        Employment Matters. Each Seller Party shall ensure that the Domestic Company and the WFOE to comply with PRC Laws and regulations on employment matters, including without limitation, making contributions to social security funds and housing funds in such manner and amount as prescribed by applicable Laws, as soon as practicable after the Closing.

8.12.        Full-time Commitment and Non-Compete. The Management Founder acknowledges that the Investors have agreed to invest in the Company on the basis of the continued and exclusive services of and full devotion and commitment by the Management Founder and the Key Employees to the Group Companies, and agree that the Investors should have reasonable assurance of such basis of investment. The Management Founder undertakes to the Investors that (i) he shall devote his full working time and attention to the business of the Group Companies and shall use his best efforts to develop the business and interests of the Group Companies until the first (1st) anniversary of the date of the completion of the Qualified Public Offering, and (ii) he shall use all his commercially reasonable efforts to procure that each of the Key Employees and future key employees of the Group Companies shall devote his or her full working time and attention to the business of the Group Companies and shall maintain their respective position at the relevant Group Companies for a period no less than three (3) years following the date of Closing, and (iii) he shall use his best efforts to procure that each of the Key Employees and future key employees of the Group Companies has entered into, or will enter into, a two year non-competition and non-solicitation agreement in a form reasonably acceptable to the Preferred Majority, and in the case of termination of employment for any reason, each such key employee will be subject to a two year non-compete, a two year no-hire and non-solicitation, and a confidentiality agreement. The Management Founder undertakes to the Investors that for so long as he holds any equity interest in, or is employed by, or serves as a director or officer of, any of the Group Companies (the “Affiliation Relationship”) and within two (2) years after the termination of such Affiliation Relationship (the “Restriction Period”), whichever period is longer, such Management Founder will not, and each of them will procure that none of the Management Founder Associates (as defined below) will not, in any jurisdiction in which any Group Company carries on or conducts any business, directly or indirectly:

(a)           conduct any action or inaction that could harm the interests of, or infringe the lawful rights and interests of, any of the Group Companies and/or its Affiliates;

(b)           solicit or entice away, or endeavor to solicit or entice away, any director, officer or employee of any Group Company, or use any other means to facilitate any director, officer or employee of any Group Company to end the employment with any Group Company;

(c)           render consulting services or any other assistance to any person that would assist such person in conducting business competing with the Business of the Group Companies, either in his individual capacity or as a representative or employee of another individual or entity; and

(d)           conduct or participate in any business or activities that would compete with the Business of the Group Companies as currently or subsequently being conducted during the Restriction Period, in any form (including without limitation, investment, acquisition, co-operation, joint venture, operation, partnership, contractual operation, lease operation, equity holding).

Without prejudice and in addition to the above restrictions, the Management Founder, and the Management Founder Holdco shall not compete directly or indirectly with the Business carried out by any Group Company in the above manner for a period of two (2) years after such Management Founder and/or the Management Founder Holdco and/or the Management Founder’s Associates collectively ceases to hold more than 10% of the Company’s shares (calculated on a fully diluted and as-converted basis).

Notwithstanding this Section 8.12, the Management Founder and Key Employees are not prohibited from taking directorship, senior management and/or officer positions of Xunlei, for so long as any the Company remains interested in 35% or more of voting power in Xunlei.

The Management Founder further undertakes to the Investors that he will use his best efforts to procure that the directors nominated by the Management Founder, the senior management members of the Group Companies, or the Key Employees, will not, directly or indirectly, compete with the Business carried on by any Group Company in the above manner during the period that the foregoing persons are directors, senior management members or Key Employees of the Company and within two (2) years after each such person or each of them leaves his or her director or senior management post or terminates his or her employment with the Group Companies; and (ii) all the intellectual property created by or otherwise owned by him shall be transferred to the Group Company at nil consideration so long as he is employed by such Group Companies and within one (1) year after the termination of such employment relationship.

For purpose of this Section:

“Associate” means, in relation to an individual, his or her spouse, his or her child or step-child, brother, sister, parent, nominee or trustee of any trust in which such individual or any of his or her foregoing mentioned family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons or any person acting under his or her instructions (pursuant to an agreement or arrangement, formal or otherwise) in each case from time to time. For the said purpose, a person shall be deemed to Control a company if that person, directly or indirectly:

(a)           Controls the composition of a majority of the Board of the company;

(b)           Controls more than half of the voting power of the company;

(c)           holds legally or beneficially more than half of the issued share capital, or ordinary share capital, of the company; or

(d)           is a person in accordance with whose directions the board of directors of the company is accustomed to act.

8.13.        Use of Investors’ Names or Logos.

(a)           Without prior written consent of the Investors, and whether or not the Investors are then shareholders of the Company, none of the Group Companies, their shareholders (excluding the Investors), nor the Management Founder shall use, publish or reproduce the name of the Investors or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes, except for the fact of the equity investments in the Group Companies by the Investors (and in any such case shall not disclose the aggregate or individual investment amounts, pricing or ownership percentage, or any of the terms of the Transaction Documents).

(b)           Without the prior written consent of the Investors, and whether or not the Investors then holds any share of the Company, none of the Group Companies, any shareholders (excluding the Investors) of the Group Companies or the Seller Parties shall use the name or brand of “Morningside”, “Morningside Venture Capital”, “晨兴资本”, “晨兴” or any of its Affiliates, claim itself as a partner of Morningside or its Affiliate, or make any similar representations.

8.14.        Equity Compensation. The Company shall not directly or indirectly issue any Equity Securities of the Company to any employees, directors or consultants except pursuant to the ESOP.

8.15.        Board Meeting. Unless otherwise approved by a vote of the majority of directors, the Company shall hold meetings of the Board at least every three (3) months.

8.16.        Independent Auditors. The Company shall engage one of the Big Four accounting firms (i.e., Deloitte & Touche, Ernst & Young, KPMG, and PricewaterhouseCoopers) or other reputable accounting firms acceptable to the Board, and shall cause such accounting firm to audit the Company’s annual consolidated financial statements.

8.17.        Cash Deposit. All the Group Companies’ cash shall be deposited with sound international or PRC financial institutions, and all such cash deposits shall be short-term with free liquidity unless otherwise approved by the Board.

8.18.        Tax Covenants.

(a)           The WFOE and the Domestic Company shall comply with all applicable PRC Tax Laws in all material respects, including without limitation, Laws pertaining to income tax, value added tax and business tax.

(b)           In the event that the Company is determined by counsel or accountants for the Investor to be a CFC with respect to the shares held by the Investor, the Company agrees (a) to use commercially reasonable efforts to avoid generating Subpart F Income (as defined in Section 952 of the Code) (“Subpart F Income”) and (b) to the extent permitted by the applicable Laws, to annually make dividend distributions to the Investor in an amount equal to 50% of any income deemed distributed to the Investor that would have been deemed distributed to the Investor pursuant to Section 951(a) of the Code had the Investor been a “United States person” as such term is defined in Section 7701(a)(30) of the Code (or such lesser amount determined by the Investor in its sole discretion). No later than 45 days following the end of each taxable year of the Company, the Company shall provide the following information to the Investor: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. The Company shall provide to the Investor upon request (i) any information in its possession concerning its shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each shareholder, sufficient for the Investor to determine the Company’s status as a CFC and (ii) in the event that the Company is determined to be a CFC, any information in the possession of the Company to determine whether the Investor or any of the Investor’s Partners is required to report its pro rata portion of the Company’s Subpart F Income on its United States federal income Tax Return, or to allow the Investor or the Investor’s Partners to otherwise comply with applicable United States federal income Tax Laws. For purposes of this Section 8.17, (i) the term “Investor’s Partners” shall mean the Investor’s shareholders, partners, members or other equity holders and any direct or indirect equity owners of such entities and (ii) the “Company” shall mean the Company and each of its subsidiaries.

(c)               The Company shall make due inquiry with its Tax advisors (and shall cooperate with the Investor’s Tax advisor’s with respect to such inquiry) on at least an annual basis regarding whether the Investor’s or the Investor’s Partner’s direct or indirect interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code (and the Company shall duly inform the Investor of the results of such determination), and in the event that the Investor’s or the Investor’s Partner’s direct or indirect interest in Company is determined by the Company’s Tax advisors or the Investor’s Tax advisors to be subject to the reporting requirements of either or both of Sections 6038 and 6038B, the Company agrees, upon a request from the Investor, to provide such information as may be necessary to fulfill the Investor’s or the Investor’s Partner’s obligations thereunder.

8.19.        Most Favored Nation. Without prejudice to the provisions of this Agreement, the Shareholders’ Agreement and the Restated Articles, each of the Seller Parties jointly and severally undertakes to the Investors that, the rights of Preferred Shares purchased by the Investors shall not be subordinated and shall at all times be at least equal to the rights granted to all existing shareholders of the Company.

8.20.        Insurance. As soon as commercially reasonable and upon the request by any Investor, each Group Company shall purchase and maintain in full force and effect insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to reasonably replace any of its properties and material assets that might be damaged or destroyed and in amounts customary for companies similarly situated.

8.21.        Registration of Intellectual Property Rights. As soon as commercially reasonable and upon request by any Investor, the Group Companies shall register the relevant Intellectual Properties they create and/or use during the course of business with competent authorities, including but not limited to trademark, domain names, patents, software copyrights and other forms of Intellectual Properties.

8.22.        Stamped Memorandum and Articles. As soon as practicable but in no event later than fifteen (15) days after the Closing, the Company shall have delivered a copy of the duly stamped as-filed Restated Articles to each of the Investors.

8.23.        Board of Directors. At any time after the Closing, upon request of any Investor, each of the HK Subsidiary, the WFOE, the Domestic Company and any other Group Company shall take all necessary actions such that the board of directors of each of the HK Subsidiary, the WFOE, the Domestic Company and any other Group Company shall be comprised to have the same composition as the Board of the Company.

8.24.        Special Redemption. The Company agrees that if a Qualified Public Offering is not consummated or achieved on or prior to the date falling on the third (3rd) anniversary of the Closing Date, at the written request of the holder of any outstanding Series D Preferred Shares, such holder (“Series D Special Redemption Shareholder”) may, independently or jointly with other holders of Series D Preferred Shares (at its sole discretion), request the Company to redeem and the Company shall redeem, any or all of the Series D Preferred Shares held by such holder of Series D Preferred Shares (the “Series D Special Redemption”); provided that, the Company may, at its sole discretion, elect to effect the Series D Special Redemption by (X) transferring to such Series D Special Redemption Shareholder the Special Redemption Consideration Shares; or (Y) paying such Series D Special Redemption Shareholder the Special Redemption Price in cash, both as defined below; or (Z) the combination of (X) and (Y):

“Special Redemption Consideration Shares” means, with respect to a Series D Special Redemption Shareholder, a certain amount of the Common Shares of Xunlei held by the Company (up to the total number of the initial Common Shares received by the Company from such Series D Special Redemption Shareholder at or simultaneously with Closing) on the exercise date of the applicable Series D Special Redemption, which is determined based on the ratio of 1 Series D Preferred Share equals 2.609109 Common Shares (rounded down to the nearest whole number) of Xunlei or in the event any Series D Special Redemption Shareholder exercises its Series D Special Redemption in full, such number being the amount of the initial Common Shares received by the Company from such Series D Special Redemption Shareholder at or simultaneously with Closing, in each case, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the share capital of the Company or of Xunlei, as applicable; and

“Special Redemption Price” means, with respect to a Series D Special Redemption Shareholder, an amount equal to the result of (XX) the number of Special Redemption Consideration Shares determined in accordance with the preceding paragraph, multiplied by (YY) the trading price per share of Xunlei (as determined by reference to the weighted average trading price of each ADS unit issued by Xunlei on NASDAQ during the 20-trading day period immediately preceding the redemption notice served by the Series D Special Redemption Shareholder, in case of which the Company may, at its sole option, sell, transfer, pledge or otherwise dispose any and all Common Shares of Xunlei it holds to pay such Special Redemption Price.

8.25.        Social Insurance and Housing Fund Contribution. As soon as practicable after the Closing, and in any event no later than the date that is approved by the Board or required by the relevant Governmental Authority, the Domestic Company and the WFOE shall, and the Seller Parties shall cause the Domestic Company and the WFOE to, make supplemental payment of social insurance and housing fund based on each employee’s actual salary if so required by the applicable Governmental Authority. The Seller Parties shall procure each of the WFOE and the Domestic Companies to contribute social insurance and housing fund for all their respective employees in full compliance with applicable PRC national and local Laws.

8.26.        Operation of the Business. From the date of this Agreement until the Closing Date, the Seller Parties shall each take all steps necessary to ensure that each of the Group Companies shall not directly or indirectly carry out any of the actions set forth in Sections 9.1(a) to (n) and Sections 9.2(a) to (o) of the Shareholders Agreement (whether in a single transaction or a series of related transactions, and whether directly or indirectly, or by amendment to the Restated Articles, merger, consolidation or otherwise), and no affirmative board or shareholders resolutions shall be adopted to directly or indirectly approve or carry out the same, unless otherwise with the prior written consent of the Investors and/or the Preferred Directors (as defined in the Shareholders Agreement), as applicable.

8.27.        Distribution in Kind. In the event the Company has sold, assigned, granted, licensed or otherwise transferred, through a single transaction or a series of transactions, business or assets of the Company (a) the value of which represents 50% or more of the valuation of the Company according to its latest equity financing or (b) the revenue attributable to which represents 50% or more of the revenue of the Company in the most recent full financial year (whichever is triggered earlier) to Xunlei, any Series D Investor shall be entitled to request the Company to, and the Company shall, without seeking any approval or consent from any Director or Shareholder in accordance with the Shareholders Agreement and/or the Restated Articles, distribute all Common Shares of Xunlei held by the Company to all Shareholders of the Company in accordance with their respective shareholding percentage (on an as-converted basis and subject to dilution as set out below), subject to compliance with the applicable Laws, provided that:

(a)           grantees of awards (including stock options and restricted share units) granted and vested pursuant to the ESOP of the Company (but are not yet exercised by or issued to the relevant grantees) immediately prior to the consummation of such distribution are entitled to participate in the distribution under this Section 8.27 on basis as if such vested options/restricted share units have been exercised/issued in full,

(b)           grantees of awards (including stock options and restricted share units) granted but not yet vested pursuant to the ESOP of the Company immediately prior to the consummation of such distribution are entitled to the distribution under this Section 8.27 based on the relevant number of underlying Shares of the Company corresponding to such awards, provided that (x) the Company shall put in place appropriate structure to hold the distributed Common Shares of Xunlei corresponding to all such unvested awards under the ESOP such that neither any Group Companies nor Xunlei will be subject to any adverse tax implication under any applicable Laws (or if any, assumed and indemnifiable by the relevant grantees on a pro-rata basis), and (y) the Company shall ensure that all such distributed Common Shares of Xunlei corresponding to such unvested awards under the ESOP shall continue to be subject to the same terms and conditions (in particular in respect of the vesting schedule and/or transfer restriction) as provided in the ESOP of the Company,

(c)           the ungranted awards under the ESOP of the Company shall not be entitled to the distribution under this Section 8.27 and any share capital reserved for such purpose shall be deemed to have not been issued, and

(d)           each existing Shareholder’s shareholding and rights in the Company shall not be prejudiced in any way immediately after such distribution.

9.	MISCELLANEOUS.

9.1.          Indemnity by Seller Parties.

(a)           Each of the Seller Parties shall, jointly and severally, indemnify the Investors, and its directors, officers, employees, Affiliates, agents and assigns (each, an “Indemnitee”) against any losses, liabilities, damages, Liens, penalties, diminution in value, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (the “Indemnifiable Loss”) incurred by the Investors as a result of:

(i)            any breach (or alleged breach) of, or inaccuracy in any representation or warranty made by any Seller Party in this Agreement, the Disclosure Schedule, any other Transaction Document, or any agreement, contract, document, schedule, instrument or certificate delivered pursuant to this Agreement or any other Transaction Document (in each case and for the purpose of calculating Indemnifiable Loss, as such representation or warranty would read if all qualifications as to materiality, including each reference to the terms “material”, “material adverse effect” or similar qualifications, were deleted therefrom); and/or

(ii)           any breach (or alleged breach) or default in performance by any Seller Party of any covenant, agreement or obligation of any Seller Party as set forth in this Agreement, any other Transaction Document, or any agreement, contract, document, schedule, instrument or certificate delivered pursuant to this Agreement or any other Transaction Document;

(b)           If an Indemnitee believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall promptly notify the Seller Party stating specifically the basis on which such claim is being made, the material facts related thereto, and (if ascertainable or quantifiable) the amount of the claim asserted. For purposes hereof, notice delivered to the Company at the Company’s address pursuant to Section 9.7 shall constitute effective notice to all Seller Parties. In the event of a third party claim against an Indemnitee for which such Indemnitee seeks indemnification from the Seller Parties, no settlement shall be deemed conclusive with respect whether there was an Indemnifiable Loss or the amount of such Indemnifiable Loss unless such settlement is consented to by the Seller Parties. Any dispute related to this Section 9.1(b) shall be resolved pursuant to Section 9.17 hereof.

(c)           The representations and warranties made by the Seller Parties herein shall survive the Closing. Such representations and warranties of the Seller Parties shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors. All covenants or agreements shall survive the Closing and remain in full force and effect in accordance with their terms.

9.2.          Limitation of Liabilities of Seller Parties. Notwithstanding the foregoing, and except as otherwise provided in this Agreement, the indemnification obligations of the Seller Parties under this Agreement and the other Transaction Documents are subject to the following limitation except in cases of fraud, intentional misrepresentation or willful misconduct by the Seller Parties:

(a)           the maximum aggregate liability of the Seller Parties towards the Indemnitee under this Agreement and the other Transaction Documents shall be limited to the aggregate value of the Purchased Shares actually acquired by the Investors pursuant to this Agreement (which, for the avoidance of doubt, shall be the resulting number of such Purchased Shares multiplied by the price per share (for Series D Preferred Shares) as set out in Schedule II);and

(b)           the Key Holders may elect to satisfy the entirety of their obligations under this Section 9.2 by transferring the Ordinary Shares of the Company in whole or in part held by them to the Indemnitee. If the Key Holders elect to satisfy their entire obligations under this Section 9.2 by transferring the Ordinary Shares of the Company to the Indemnitee, in no event the assets of the Key Holders (other than the Ordinary Shares of the Company directly or indirectly held by the Key Holders) shall be used to indemnify any Losses of the Indemnitee. In computing the number of such Ordinary Shares to be transferred hereunder, the value of such Ordinary Shares shall be the fair market value thereof at the time of the indemnification claim as determined by an independent and internationally reputable professional appraiser jointly appointed by the Indemnitee and the Key Holders and at the costs of the Company. For the avoidance of doubt, Key Holders’ transfer of the Ordinary Shares pursuant to this Section 9.2(b) shall not release the Group Companies from the indemnification obligations set forth in Section 9.1.

9.3.          Indemnity by Investors.

(a)           Each of the Investors shall, severally but not jointly, indemnify the Seller Parties any Indemnifiable Loss as a result of (i) any breach of, or inaccuracy in any representation or warranty made by such Investor in this Agreement or any other Transaction Document (in each case and for the purpose of calculating Indemnifiable Loss, as such representation or warranty would read if all qualifications as to materiality, including each reference to the terms “material”, “material adverse effect” or similar qualifications, were deleted therefrom) and (ii) any breach (or alleged breach) or default in performance by any Investor of any covenant, agreement or obligation of such Investor as set forth in this Agreement or any other Transaction Document.

(b)           Notwithstanding the foregoing, the indemnification obligations of an Investor under this Agreement and the other Transaction Documents are subject to the following limitation except in cases of fraud, intentional misrepresentation or willful misconduct by such Investor:

(i)            the maximum aggregate liability of such Investor towards under this Section 9.3 shall be limited to the value of the Purchased Shares actually acquired by it pursuant to this Agreement (which, for the avoidance of doubt, shall be the resulting number of such Purchased Shares multiplied by the price per share (for Series D Preferred Shares) as set out in Schedule II); and

(ii)           an Investor shall not be liable for any indemnification claim under this Section 9.3 unless the Company has notified such Investor of the indemnification claim on or before the date which falls on the second (2nd) anniversary of the Closing Date.

9.4.          Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

9.5.          Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement and the rights and obligations therein may not be assigned by any of the Seller Parties without the written consent of the Investors. This Agreement and the rights and obligations therein may be assigned by the Investors without the written consent of the Seller Parties.

9.6.          Entire Agreement. This Agreement, the Shareholders Agreement, any Ancillary Agreements, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

9.7.          Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile or email at the number set forth in Schedule VII hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the relevant party or parties as set forth in Schedule VII; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the relevant parties as set forth in Schedule VII with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto, but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses set forth in Schedule VII, or designate additional addresses, for purposes of this Section 9.7, by giving the other parties written notice of the new address in the manner set forth above.

9.8.         Amendments. Any term of this Agreement may be amended only with the written consent of the Company, the Management Founder and the Investors.

9.9.          Waivers. Each of the Seller Parties, by executing this Agreement, hereby waives any anti-dilution rights, rights of first refusal, preemptive rights and all other similar rights in connection with the issuance of the Purchased Shares.

9.10.        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Seller Party, or any Investor, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Seller Party, or such Investor, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Seller Party, or any Investor of any breach of default under this Agreement or any waiver on the part of any Seller Party, or any Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Subject to Section 9.1, all remedies, either under this Agreement, or by Law or otherwise afforded to the Seller Parties and the Investors shall be cumulative and not alternative.

9.11.        Finder’s Fees. Each party represents and warrants to the other parties hereto that it has retained no finder or broker (except for Lighthouse Capital engaged by the Company) in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

9.12.        Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

9.13.        Counterparts. This Agreement may be executed (including facsimile signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.14.        Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

9.15.        Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 8 of the Shareholders Agreement, which shall mutatis mutandis apply.

9.16.        Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

9.17.        Dispute Resolution.

(a)           Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 9.17(b) shall apply.

(b)           Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute, including the validity, invalidity, breach or termination of this Agreement, shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) then in effect, which rules are deemed to be incorporated by reference into this subsection (b). There shall be three (3) arbitrators. Where there is more than one (1) party to one (1) side of the dispute, the parties whose interests are aligned shall jointly select one (1) arbitrator. The other party to such a dispute shall select one (1) arbitrator. The HKIAC shall select the third arbitrator. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Rules as are therein contained. The decision of the arbitrators (by rule of majority) shall be final and binding on the parties (including any decision on their fees) and their fees shall be borne and paid by the parties in such proportions as the arbitrators shall determine.

9.18.        Fees and Expenses. Each party hereto shall assume its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

9.19.        Aggregation of Shares. All Purchased Shares or Ordinary Shares held or acquired by affiliated entities or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

Itui International Inc.

By:	/s/ LI Jinbo
Name: LI Jinbo
Title: Director

Itui Hongkong Limited
(香港小川科技有限公司)

By:	/s/ LI Jinbo
Name: LI Jinbo
Title: Director

Beijing Itui Online Network Technology Co., Ltd. (Seal)
(北京小川在线网络技术有限公司) (公章)

Seal: /s/ Beijing Itui Online Network Technology Co., Ltd.

By:	/s/ WANG Minjun
Name: WANG Minjun
Title: Legal Representative

Beijing Itui Technology Co., Ltd. (Seal)
(北京小川科技有限公司) (公章)

Seal: /s/ Beijing Itui Technology Co., Ltd.

By:	/s/ WANG Minjun
Name: WANG Minjun
Title: Legal Representative

Itui - Signature Page to Series D Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE KEY HOLDERS:

LI Jinbo (李金波)

/s/ LI Jinbo

Itui Ltd.

By:	/s/ LI Jinbo
Name: LI Jinbo (李金波)
Title: Director

Itui - Signature Page to Series D Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTOR:

MORNINGSIDE CHINA TMT SPECIAL OPPORTUNITY FUND, L.P.,
a Cayman Islands exempted limited partnership

By: MORNINGSIDE CHINA TMT GP III, L.P.,
a Cayman Islands exempted limited partnership,
its general partner

By: TMT GENERAL PARTNER LTD.,
a Cayman Islands exempted company,
its general partner

/s/ Jianming Shi
Name: Jianming Shi
Title: Director

THE INVESTOR:

MORNINGSIDE CHINA TMT FUND III CO-INVESTMENT, L.P.,
a Cayman Islands exempted limited partnership

By: MORNINGSIDE CHINA TMT GP III, L.P.,
a Cayman Islands exempted limited partnership,
its general partner

By: TMT GENERAL PARTNER LTD.,
a Cayman Islands exempted company,
its general partner

/s/ Jianming Shi
Name: Jianming Shi
Title: Director

Itui - Signature Page to Series D Preferred Share Purchase Agreement

LIST OF SCHEDULES AND EXHIBITS

Schedule I	List of Key Holders
Schedule II	Schedule of Investors and Purchased Shares
Schedule III	Particulars of Group Companies
Schedule IV	Capitalization Table
Schedule V	Disclosure Schedule
Schedule VI	List of Key Employees
Schedule VII	Notices
Exhibit A	Form of Restated Articles
Exhibit B	Form of Shareholders Agreement
Exhibit C	Form of Restricted Share Agreement
Exhibit D	[Reserved]
Exhibit E	Form of Indemnification Agreement
Exhibit F	Form of Management Rights Letter
Exhibit G	Supplementary Provisions